EXHIBIT 99.1

March 18, 2010

PRESS RELEASE

FOR IMMEDIATE RELEASE

Contacts:	John C. Hansen	(805) 466-7087
President and Chief Executive Officer

	James M. Cowan	(805) 466-7087
Executive Vice President and Chief Financial Officer

	Santa Lucia Bancorp	(805) 466-7087
www.santaluciabank.com

SANTA LUCIA BANCORP DECLARES 2% STOCK DIVIDEND

Atascadero, CA — March 18, 2010 — Santa Lucia Bancorp (OTC BB: SLBA), parent company of Santa Lucia Bank, today announced its Board of Directors has declared a 2% stock dividend at its meeting held late yesterday afternoon.  The stock dividend will be issued on or about April 23, 2010, to shareholders of record as of March 31, 2010.  John C. Hansen, President and Chief Executive Officer said, “In light of the still remaining uncertainty in the economy which negatively affected our performance last year, the Board feels it is prudent for the Company to continue to issue stock dividends rather than pay cash dividends at this time.  By paying a stock dividend shareholders will continue to enjoy annual earnings on their investments by adding to their holdings or selling the stock dividend shares received in the market as they choose.  We believe that conserving our capital and remaining “well capitalized” is the best course for the Company in the existing economic environment.”

Additional Information

Santa Lucia Bancorp, headquartered in Atascadero, California is a California corporation organized in 2006 to act as the holding company for Santa Lucia Bank (the Bank).  Santa Lucia Bank has operated in the State of California since August 5, 1985.

The Bank engages in the commercial banking business principally in San Luis Obispo and northern Santa Barbara Counties from its banking offices located at 7480 El Camino Real, Atascadero, California, 1240 Spring Street, Paso Robles, California, 1530 East Grand Avenue, Arroyo Grande, California and 1825 South Broadway, Santa Maria, California.

The Company, through its subsidiary, Santa Lucia Bank, emphasizes personalized quality customer service to small and medium sized businesses in its markets.  The main focus after 25 years of operation is to provide a consistent return to shareholders, quality personalized service to our customers and a challenging and rewarding environment for our employees.  These guiding principals will continue to serve the Bank well in both the short term and long term.

FORWARD-LOOKING INFORMATION:

Statements concerning future performance, developments or events, expectations for growth and income forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties.  Actual results may differ materially from stated expectations.  Specific factors include, but are not limited to, the current financial crisis and recession in United States and foreign financial markets and the response of government and bank regulators thereto, increased profitability, continued growth, the Bank’s beliefs as to the adequacy of its existing and anticipated allowances for loan losses, beliefs and expectations regarding actions that may be taken by regulatory authorities having oversight over the Company’s or Bank’s operations, interest rates and financial policies of the United States government, general economic conditions and California’s energy crisis.  Additional information on these and other factors that could affect financial results are included in the Company’s Securities and Exchange Commission filings.

When used in this release, the words or phrases such as “will likely result in”, “management expects that”, “will continue”, “is anticipated”, “estimate”, “projected”, or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (PSLRA).  Readers should not place undue reliance on the forward-looking statements, which reflect management’s view only as of the date hereof.  Santa Lucia Bancorp undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances.  This statement is included for the express purpose of protecting Santa Lucia Bancorp under PSLRA’s safe harbor provisions.